Exhibit 10.13

Atlantic Union Bankshares Corporation

Executive Stock Ownership Policy

Adopted December 10, 2020

Purpose

The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation (“Atlantic Union” or the "Corporation") believes that it is in the best interest of the Corporation to align the financial interests of Atlantic Union executive officers with those of the Corporation’s shareholders. In this regard, the Compensation Committee (the “Committee”) recommended and the Board adopted minimum stock ownership and retention guidelines as set forth in this Policy. The Committee may modify this Policy and these guidelines in its discretion, to the extent permitted by the Corporation’s Bylaws.

Applicability and Effective Date

This Policy is effective December 10, 2020, and supersedes the policy in effect prior to such date, and is applicable to any individual who is an executive officer of the Corporation, as defined in Section 16 of the Securities Exchange Act of 1934, as amended (the "Participants"). Questions regarding this Policy should be directed to the Corporation’s Chief Human Resource Officer.

Minimum Ownership Guidelines

Participants must own shares of common stock of the Corporation equal in value to the following schedule:

Participant	Value of Shares Owned
Chief Exe[c][u]ti[v][e] Offic[e][r]	5x Bas[e] Sal[a]ry
Pre[s][i][d][e][n]t and Chief Financial Officer	3x Bas[e] Sal[a]ry
Oth[e][r] Exe[c][u][t][i][v][e] Off[i]cers	1x Bas[e] Sal[a]ry

Satisfaction of Guidelines

Participants may satisfy the ownership guidelines with common stock in the following categories:

●	Shares owned directly
●	Shares owned indirectly (e.g., by a spouse or a trust) if the Participant has a pecuniary interest[1] in such shares
●	Time vested restricted stock and/or restricted stock units granted under the Corporation’s incentive plans or other equity compensation arrangements
●	Time vested phantom stock, payable in shares, granted under the Corporation's incentive plans or other equity compensation arrangements
●	Shares held in benefit plans (e.g. ESOP)

Unexercised options and unearned performance shares are not counted toward meeting the guidelines. In addition, the minimum ownership guidelines must be satisfied exclusive of any shares hedged, pledged or held in margin accounts.

Accumulation Period

All Participants must accumulate the minimum number of shares to satisfy the ownership guidelines over a five-year period. The period will be measured using the calendar year. Participants identified or hired in the future shall be required to accumulate the minimum number of shares beginning on January 1st of the year following hiring or promotion.

1 “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities, as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended.

If the minimum required stock ownership level required by this Policy is increased, Participants will have until the later of three years from the date of such increase or three years following the end of their accumulation period under the prior policy, to achieve the new required ownership level.

Valuation

The Committee will review at least annually the value of a Participant’s holdings as of a selected date (the “Valuation Date”). The holdings value to be based on the average closing price of a share of the Corporation’s common stock for the 90 day period preceding the annual valuation date, the number of shares held in compliance with the guidelines, and the Participant’s then current base salary all determined as of the Valuation Date.

Retention Ratio

If a Participant is not in compliance with this Policy at any Valuation Date, such Participant must retain 50 percent of his or her vested full value shares of the Corporation’s common stock acquired through the Corporation’s incentive plans or other equity compensation arrangements after such Valuation Date.

Stock Option Holding Period

If a Participant is not in compliance with this Policy at any Valuation Date, such Participant is prohibited from selling Corporation common stock acquired after such Valuation Date by exercising stock options. Notwithstanding the preceding sentence, Participants may immediately sell Corporation common stock acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax withholding.

Reporting and Compliance

Progress and compliance in achieving the minimum ownership guidelines will be reviewed at least annually and reported to the Committee.

Participants not in compliance with the minimum ownership guidelines will receive written notification from the Corporation that the Retention Ratio and Stock Option Holding Period described above will apply until the Participant provides written notification and documentation satisfactory to the Corporation indicating that he or she has come into compliance with this Policy.

The Committee may make changes to this Policy as it deems appropriate. Violations of this Policy may result in adjustments to incentive-based compensation, such as the loss of future grants of incentive plan awards.

Exceptions

There may be instances where the ownership levels in this Policy would place a severe financial or personal hardship on a Participant. The Committee may, in its discretion, modify or delay application of the minimum ownership requirements in the case of demonstrated severe financial or personal hardship. The Committee will record in its meeting minutes any such action taken to modify or delay application of the minimum ownership requirements, although the Participant need not be named.

Administration

The Committee shall be responsible for monitoring the application of this Policy. In the event of any conflict or inconsistency between this Policy and any other policies, plans, or other materials of the Corporation, this Policy shall govern.

Approved: Atlantic Union Bankshares Corporation, December 10, 2020